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                                                                    EXHIBIT 99.1

          News Release    News Release    News Release    News Release

[LOGO OF AMERICAN EXPRESS]                             American Express Company
                                                       American Express Tower
                                                       World Financial Center
                                                       New York, N.Y. 10285-4815

Contacts:        Michael J. O'Neill                    Judy Tenzer
                 212-640-5951                          212-640-0555
                 mike.o'neill@aexp.com                 judy.g.tenzer@aexp.com


FOR IMMEDIATE RELEASE


                 AMERICAN EXPRESS COMPLETES AMERIPRISE SPIN-OFF

NEW YORK, September 30, 2005 -- American Express today announced that it has completed the distribution of a special tax-free dividend to its shareholders consisting of approximately 246 million shares of common stock of Ameriprise Financial, Inc. (formerly American Express Financial Corporation).

American Express is distributing one share of Ameriprise common stock for every five shares of American Express common stock outstanding as of September 19, 2005 to American Express shareholders as of that date. Shareholders will receive cash in lieu of fractional shares.

As a result of the distribution, American Express will no longer own shares of Ameriprise, and Ameriprise will be an independent company. Ameriprise's common stock has been authorized for listing on the New York Stock Exchange, Inc.
(NYSE) and will trade under the symbol "AMP." Ameriprise will also become a member of the S&P 500 Index.

Ameriprise Financial, Inc. is one of the nation's leading financial planning, asset management and insurance companies. For more information, visit www.ameriprise.com.

American Express Company is a leading global payments, network, travel and banking company founded in 1850.

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